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May 2, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K/A dated May 2, 2002 of Abbott Laboratories filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc:
Mr. Thomas C. Freyman, Senior Vice President,
Finance and Chief Financial Officer, Abbott Laboratories